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                                                              EXHIBITS 23(a)-(f)

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Torchmark Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 2-76378, 2-93760, 33-23580, 33-1032, 33-65507 and 333-27111) on Forms S-8 of our
report dated January 29, 1999, except for Note 17 which is as of February 10, 1999 relating to the consolidated balance sheet of Torchmark Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 10-K of Torchmark Corporation.

                                                KPMG Peat Marwick LLP

Birmingham, Alabama
March 10, 1999